[GRAPHIC  OMITTED]



                               [GRAPHIC  OMITTED]

November  3,  2000

e-Financial  Depot.com,  Inc.
150  -  1875  Century  Park  East
Century  City,  CA  90067

Attention:  John  Huguet,  President

Dear  Sirs:

RE:     REGISTRATION  STATEMENT  ON  FORM  S-8

          We are counsel to e-Financial Depot.com, Inc. (the "Company"), a Delaware corporation, and have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering 2,070,000 common shares (the "Shares") in the capital of the Company granted or issuable:

1. as to 90,000 shares and 600,000 options, pursuant to a consulting agreement, dated as of October 13, 2000, between the Company and John DeVries;

2. as to 90,000 shares and 600,000 options, pursuant to a consulting agreement, dated as of October 13, 2000, between the Company and John Graham Douglas; and

3. as to 90,000 shares and 600,000 options, pursuant to a consulting agreement, dated as of October 13, 2000, between the Company and John-Paul Jones.

          We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have for the purposes of this opinion assumed the genuineness of all signatures examined by us, the authenticity of all documents

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and  records  submitted  to  us  as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

          Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued and sold by the Company pursuant to the Registration Statement will be, when sold and paid for pursuant to the terms of the Agreement, validly issued, fully paid and non-assessable.

          We are barristers and solicitors qualified to practice law in the Province of British Columbia and the State of California. Our opinion expressed above is limited to the present laws of the Province of British Columbia and of the federal laws of Canada and the United States. This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.



Yours  truly,

CLARK,  WILSON

/s/ Clark, Wilson